EXHIBIT 10.9

OCCIDENTAL PETROLEUM CORPORATION

DEFERRED COMPENSATION PLAN 1

(Effective October 12, 2006)

OCCIDENTAL PETROLEUM CORPORATION

DEFERRED COMPENSATION PLAN 1

(Effective October 12, 2006)

ARTICLE I

PURPOSE

Effective October 12, 2006, the Occidental Petroleum Corporation Deferred Compensation Plan (the “Prior Plan”) is divided into two plans, the Occidental Petroleum Corporation Deferred Compensation Plan 1 and the Occidental Petroleum Corporation Deferred Compensation Plan 2. This document sets forth the terms of the Occidental Petroleum Corporation Deferred Compensation Plan 1 (the “Plan”) effective October 12, 2006.

This Plan is a continuation of the Prior Plan to the extent that it provides benefits for the individuals listed on Appendix A attached hereto and their Alternate Payees.

The Prior Plan was originally effective January 1, 1999 and constituted the amendment, restatement and merger of the Occidental Petroleum Corporation 1988 Deferred Compensation Plan (the “1988 DCP”) and the Occidental Petroleum Corporation Senior Executive Deferred Compensation Plan (the “SEDCP”).

The purpose of the Plan is to provide a tax-deferred opportunity for key management and highly compensated employees of Occidental Petroleum Corporation and its Affiliates (as defined below) to accumulate additional retirement income through deferrals of compensation. No further deferrals were allowed under this Plan after December 31, 2004. Accordingly, this Plan is not subject to the provisions of Section 409A of the Internal Revenue Code.

ARTICLE II

DEFINITIONS

Whenever the following words and phrases are used in this Plan with the first letter capitalized, they shall have the meanings specified below:

Affiliate. “Affiliate” means: (i) any corporation that is a member of a controlled group of corporations (within the meaning of Code Section 1563(a), determined without regard to Code Sections 1563(a)(4) and (e)(3)(C), and with the phrase “more than 50%” substituted for the phrase “at least 80%” each place it appears in Code Section 1563(a)) of which Occidental Petroleum Corporation is a component member, or (ii) any entity (whether or not incorporated) that is under common control with Occidental Petroleum Corporation (as defined in Code Section 414(c) and the Treasury Regulations thereunder, and with the phrase “more than 50%” substituted for the phrase “at least 80%” each place it appears in the Treasury Regulations under Code Section 414(c)).

Alternate Payee. “Alternate Payee” means a former spouse of a Participant who is recognized by a Divorce Order as having a right to receive all, or a portion of, the benefits payable under this Plan with respect to such Participant.

Amortization Method. “Amortization Method” means an annual installment method of paying a Participant’s benefits under which the Company will pay the Participant an initial payment in an amount equal to (i) plus (ii) divided by (iii), where (i) is the value of the Participant’s Deferral Accounts as of the end of the month preceding such payment, (ii) is the amount of interest that would accrue during the entire payout period on the unpaid balance credited to the Participant’s Deferral Accounts immediately following such initial payment if the Declared Rate then in effect remained unchanged and (iii) is the number of years over which annual installments are to be paid. For each Plan Year after the initial benefit payment is made, the annual benefit payment will be determined under the same equation where (i) is the value of the Participant’s Deferral Accounts as of the end of the month preceding the benefit payment, (ii) is the amount of interest that would accrue during the remaining payout period on the unpaid balance credited to the Participant’s Deferral Accounts immediately following such annual payment if the Declared Rate then in effect remained unchanged and (iii) is the number of annual payments remaining.

Base Salary. “Base Salary” means the base salary earned by a Participant during pay periods beginning in a Plan Year, excluding Bonus, all severance allowances, forms of incentive compensation, Savings Plan, Retirement Plan or other Company qualified plan contributions or benefits, retainers, insurance premiums or benefits, reimbursements, and all other payments, prior to reduction for any deferrals under this Plan or any other plan of the Company or reductions under the Company’s Savings Plan allowed under Section 401(k) of the Code.

Beneficiary. “Beneficiary” means the person or persons designated as such in accordance with Article VI.

Beneficiary Benefit. “Beneficiary Benefit” means the payment to a Participant’s Beneficiary of the value of the Participant’s Deferral Accounts pursuant to Section 5.2 on account of the Participant’s death.

Board. “Board” means the Board of Directors of Occidental Petroleum Corporation.

Bonus. “Bonus” means the bonus earned by a Participant under a regular annual incentive compensation plan (excluding without limitation a special individual or group bonus, a project bonus, and any other special bonus) during a Plan Year prior to reduction for any deferral under this Plan or any other plan of the Company.

Code. “Code” means the Internal Revenue Code of 1986, as amended.

Committee. “Committee” means the administrative committee appointed to administer the Plan pursuant to Article III.

Company. “Company” means Occidental Petroleum Corporation, or any successor thereto, and any Affiliates.

Company Management. “Company Management” means the Chairman of the Board, President or any Executive Vice President of Occidental Petroleum Corporation.

Compensation. “Compensation” means Base Salary and/or Bonus.

DCP Deferral Account. “DCP Deferral Account” means the account maintained on the books of account of the Company for each Participant pursuant to Article IV to account for amounts deferred under the 1988 DCP prior to January 1, 1999 and amounts deferred under this Plan after that date.

DCP Deferral Amount. “DCP Deferral Amount” means an amount of a Participant’s Base Salary and/or Bonus that is deferred under the Plan, including both amounts deferred under the 1988 DCP prior to January 1, 1999, and amounts deferred under this Plan after that date.

Declared Rate. “Declared Rate” with respect to any Plan Year means the rate at which interest will be credited on Deferral Accounts for such Plan Year. The Declared Rate for each Plan Year commencing in 1999 and ending on or before December 31, 2008, will be equal to the greater of: (i) (A) plus (B) where (A) is the Moody’s Long-Term Corporate Bond Index Monthly Average Corporates as published by Moody’s Investor Services, Inc. (or successor thereto) for the month of July in the year prior to the Plan Year in question, and (B) is 3% (“Moodys Plus Three”), or (ii) the highest yield on any unsecured debt or preferred stock of the Company that was outstanding on the last day of July in the year prior to the Plan Year in question. Such Declared Rate will be announced on or before January 1 of the applicable Plan Year. The Declared Rate for each Plan Year commencing on or after January 1, 2009, will be the monthly yield on 5-year Treasury Constant Maturities plus 2%. Notwithstanding the foregoing, the Declared Rate for DCP Deferral Amounts that were earned and deferred prior to 1994 under the 1988 DCP (including bonuses which were earned for 1993), together with accumulated interest thereon, will in no event be less than 8% for any Plan Year. Accordingly, the Declared Rate for any Plan Year may be different for DCP Deferral Amounts that were earned and deferred under the 1988 DCP prior to January 1, 1994 than for DCP Deferral Amounts earned and deferred after such date.

Deferral Account(s). “Deferral Account(s)” means a Participant’s DCP Deferral Account and/or SEDCP Deferral Account (if any) and/or Savings Plan Restoration Account (if any) maintained on the books of account of the Company for each Participant pursuant to Article IV.

Deferral Election Form. “Deferral Election Form” means a paper or electronic election form provided by the Committee on which an Eligible Employee may elect to defer Base Salary and/or Bonus and may elect to receive an Early Payment Benefit in accordance with Article IV.

Disability. “Disability” means a condition that qualifies as a disability under the Company’s Retirement Plan and is approved by the Committee.

Disability Benefit. “Disability Benefit” means the payment to a Participant of the value of the Participant’s Deferral Accounts pursuant to Section 5.1 on account of the Participant’s termination of employment due to a Disability.

Distribution Election Form. “Distribution Election Form” means a paper or electronic election form provided by the Committee on which a Participant may elect the form of payment of his Retirement Benefits and/or the form of payment of Beneficiary Benefits to his Beneficiary in accordance with Article V.

Divorce Order. “Divorce Order” means any judgment, decree, or order (including judicial approval of a property settlement agreement) that relates to the settlement of marital property rights between a Participant and his or her former spouse pursuant to state domestic relations law (including, without limitation and if applicable, community property law).

Early Payment Benefit. “Early Payment Benefit” means the payment to a Participant of part or all of the Participant’s DCP Deferral Account on an Early Payment Date prior to Retirement pursuant to Section 5.4.

Early Payment Date. “Early Payment Date” means any year prior to Retirement that a Participant elects pursuant to Section 4.1(b) to have an Early Payment Benefit paid or commenced to be paid.

Early Payment Date Subaccount. “Early Payment Date Subaccount” means any subaccount of a Participant’s DCP Deferral Account established to separately account for deferred Compensation (and interest credited thereto) that is subject to an Early Payment Benefit election.

Eligible Employee. “Eligible Employee” means each key management or other highly compensated employee of the Company who is selected by Company Management to participate in the Plan.

Emergency Benefit. “Emergency Benefit” means the payment to a Participant of part or all of his Deferral Accounts in the event that the Participant has an unforeseeable financial emergency pursuant to Section 5.5.

Fractional Method. “Fractional Method” means an installment method of paying a Participant’s Retirement Benefit under which the Company will determine the amount of each annual installment by dividing the value of the Participant’s Deferral Accounts as of the end of the month preceding the payment date by the number of annual installments remaining to be paid.

1988 DCP. “1988 DCP” means the Occidental Petroleum Corporation 1988 Deferred Compensation Plan.

Participant. “Participant” means each of the individuals listed on Appendix A who (1) as of October 11, 2006, was a participant under the terms of the Prior Plan and (2) has not received a complete distribution of the benefits accrued under the Plan. Under no circumstances shall “Participant” mean any Alternate Payee.

Plan Year. “Plan Year” means the calendar year beginning on January 1 and ending on December 31.

Prior Plan. “Prior Plan” means the Occidental Petroleum Corporation Deferred Compensation Plan as amended and restated effective as of January 1, 2003, under which deferrals ceased as of December 31, 2004.

Qualified Divorce Order. “Qualified Divorce Order” means a Divorce Order that (a) creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to, receive all or a portion of the benefits payable to a Participant under this Plan; (b) clearly specifies (i) the name and the last known mailing address of the Participant and the name and mailing address of the Alternate Payee covered by the order, (ii) the amount or percentage of the Participant’s benefits to be paid by this Plan to the Alternate Payee, or the manner in which such amount or percentage is to be determined, (iii) the number of payments or period to which such order applies, and (iv) that it applies to this Plan; and (c) does not (i) require this Plan to provide any type or form of benefit, or any option, not ot herwise provided under the Plan, (ii) require this Plan to provide increased benefits, or (iii) require the payment of benefits to an Alternate Payee that are required to be paid to another Alternate Payee under another Divorce Order previously determined to be a Qualified Divorce Order.

Retirement. “Retirement” means: (i) the termination of a Participant’s employment with the Company for reasons other than Disability or death after the Participant attains age 65, (ii) the termination of a Participant’s employment with the Company for reasons other than Disability or death after the Participant attains age 55 and completes five (5) Years of Service or (iii) effective January 1, 2001, the Participant’s attainment of age 55 following the Participant’s termination of employment with the Company for reasons other than Disability or death prior to attainment of age 55 if the Participant qualifies for retiree medical coverage under the Occidental Petroleum Corporation Medical Plan on the date of the Participant’s termination of employment.

Retirement Benefit. “Retirement Benefit” means the payment to a Participant of the value of the Participant’s Deferral Accounts pursuant to Section 5.1 following Retirement.

Retirement Plan. “Retirement Plan” means the Occidental Petroleum Corporation Retirement Plan, as amended from time to time.

Savings Plan. “Savings Plan” means the Occidental Petroleum Corporation Savings Plan, as amended from time to time.

Savings Plan Restoration Account. “Savings Plan Restoration Account” means the account maintained on the books of account of the Company to reflect Savings Plan Restoration Contributions made by the Company pursuant to Section 4.6.

Savings Plan Restoration Contribution. “Savings Plan Restoration Contribution” means the amount credited to a Participant’s Savings Plan Restoration Account pursuant to Section 4.6.

SEDCP. “SEDCP” means the Occidental Petroleum Corporation Senior Executive Deferred Compensation Plan under which certain Company executives deferred compensation.

SEDCP Deferral Account. “SEDCP Deferral Account” means the account maintained on the books of account of the Company for certain Participants pursuant to Article IV to account for amounts deferred under the SEDCP.

Termination Benefit. “Termination Benefit” means the payment to a Participant of the value of the Participant’s Deferral Accounts pursuant to Section 5.1 on account of the Participant’s termination of employment other than due to Retirement, Disability or death.

Termination Event. “Termination Event” means any of the following:

(a)        Approval by the stockholders of Occidental Petroleum Corporation (or, if no stockholder approval is required, by the Board) of the dissolution or liquidation of Occidental Petroleum Corporation, other than in the context of a transaction that does not constitute a Termination Event under clause (b) below;

(b)        Consummation of a merger, consolidation, or other reorganization, with or into, or the sale of all or substantially all of Occidental Petroleum Corporation’s business and/or assets as an entirety to, one or more entities that are not subsidiaries or other affiliates of Occidental Petroleum Corporation (a “Business Combination”), unless (i) as a result of the Business Combination, more than 50% of the outstanding voting power of the surviving or resulting entity or a parent thereof (the “Successor Entity”) immediately after the Business Combination is, or will be, owned, directly or indirectly, by holders of Occidental Petroleum Corporation’s voting securities immediately before the Business Combination; (ii) no “person” (as such term is used in Sections 13(d) an d 14(d) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)), excluding the Successor Entity or any employee benefit plan of Occidental Petroleum Corporation and any trustee or other fiduciary holding securities under an Occidental Petroleum Corporation employee benefit plan or any person described in and satisfying the conditions of Rule 13d-1(b)(i) of the Exchange Act (an “Excluded Person”), beneficially owns, directly or indirectly, more than 20% of the outstanding shares or the combined voting power of the outstanding voting securities of the Successor Entity, after giving effect to the Business Combination, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least 50% of the members of the board of directors of the entity resulting from the Business Combination were members of the Board at the time of the execution of the initial agreement or of the action of the Board approving the Business Combination;

(c)        Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any Excluded Person) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Occidental Petroleum Corporation representing 20% or more of the combined voting power of Occidental Petroleum Corporation’s then outstanding voting securities, other than as a result of (i) an acquisition directly from Occidental Petroleum Corporation; (ii) an acquisition by Occidental Petroleum Corporation; or (iii) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by Occidental Petroleum Corporation or a Successor Entity; or

(d)        During any period not longer than two consecutive years, individuals who at the beginning of such period constituted the Board cease to constitute at least a majority thereof, unless the election, or the nomination for election by Occidental Petroleum Corporation’s stockholders, of each new Board member was approved by a vote of at least two-thirds (2/3) of the Board members then still in office who were Board members at the beginning of such period (including for these purposes, new members whose election or nomination was so approved), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consent s by or on behalf of a person other than the Board.

(e)        Notwithstanding the foregoing, a Termination Event shall not occur if, prior to the Termination Event, the Executive Compensation and Human Resources Committee of the Board deems such an event to not be a Termination Event for the purposes of this Plan.

Years of Service. “Years of Service” means the number of full years credited to a Participant under the Retirement Plan for vesting purposes.

ARTICLE III

ADMINISTRATION OF THE PLAN

A Committee shall be appointed by the Board to administer the Plan and establish, adopt, or revise such rules and regulations as the Committee may deem necessary or advisable for the administration of the Plan and to interpret the provisions of the Plan, and, except as otherwise indicated herein, any such interpretations shall be conclusive and binding. All decisions of the Committee shall be by vote of at least two of the Committee members and shall be final. The Committee may appoint any agent and delegate to such agent such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe.

Members of the Committee shall be eligible to participate in the Plan while serving as members of the Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member’s interest in the Plan as a Participant.

ARTICLE IV

PARTICIPATION

4.1  Election to Participate.

(a)  Deferral Elections. An Eligible Employee may elect to participate in the Plan and elect to defer annual Base Salary and/or Bonus under the Plan by filing a completed and fully executed Deferral Election Form prior to the beginning of the Plan Year during which such Base Salary and Bonus are to be earned or at such other time as the Committee may permit. Deferral Election Forms must be filed in accordance with the instructions set forth in the Deferral Election Forms.

Various deferral options will be made available to Eligible Employees under the Plan, subject to such limitations and conditions as the Committee may impose from time to time, in its complete and sole discretion. A Deferral Election Form filed for the Plan Year beginning January 1, 2003, or for any subsequent Plan Year shall be effective for Base Salary and/or Bonus to be earned during that Plan Year and shall remain in effect for that Plan Year and subsequent Plan Years, notwithstanding any change in the Participant’s Base Salary or Bonus, until changed or terminated in accordance with the terms of this Section 4.1; provided, however, that such election shall terminate if the Participant ceases to be an Eligible Employee. Subject to the minimum deferral requirements and maximum deferral limitations set forth below, a Participant may increase, decrease or termina te his deferral election effective for Compensation to be earned during any Plan Year by filing a new Deferral Election Form with the Committee prior to January 1 of such Plan Year.

Each Deferral Election Form will designate the DCP Deferral Amounts as a fixed dollar amount or fixed percentage (in increments of 1%) of Base Salary and/or (i) a fixed dollar amount or a fixed percentage of Bonus, or (ii) 100% of any Bonus exceeding a specified dollar amount, as elected by the Participant. Deferrals of Base Salary will normally be deducted ratably during the Plan Year. In its sole discretion, the Committee may also permit amounts that an Eligible Employee has previously elected to defer under other plans or agreements with the Company to be transferred to this Plan and credited to his Deferral Accounts that are maintained hereunder.

(A)       Minimum Deferral. For each Plan Year, the minimum amount of Base Salary that a Participant may elect to defer is $5,000, if expressed as a dollar amount, or 5% of Base Salary, if expressed as a percentage, and the minimum amount of Bonus that a Participant may elect to defer is any of the following: (I) $5,000, (II) 5% of Bonus, or (III) 100% of that portion of any Bonus that exceeds a dollar amount specified by the Participant on his Deferral Election Form.

(B)        Maximum Deferral. For each Plan Year, the maximum amount of Base Salary that a Participant may elect to defer is 75% of Base Salary, and the maximum amount of Bonus that a Participant may elect to defer is 100% of Bonus.

(b)  Early Payment Benefit Election. On the Deferral Election Form filed pursuant to Section 4.1(a), an Eligible Employee may irrevocably elect to receive the Compensation deferred pursuant to that election in a lump sum payment or in annual installments over two (2) to five (5) years commencing prior to Retirement on an Early Payment Date. If a Participant fails to designate the form of distribution for an Early Payment Benefit, the distribution shall be in the form of a lump sum. The Early Payment Date elected must be a year that begins at least two (2) years after the end of the first Plan Year to which the election applies. An Early Payment Benefit election filed for the Plan Year beginning January 1, 2003, or for any subsequent Plan Year, shall be effective for Compensation earned and deferred during that Plan Year and each subsequent Plan Year until terminated in accordance with the terms of this Section 4.1; provided, however, that deferrals of Compensation earned during any Plan Year that ends less than two (2) years prior to the Early Payment Date will not be subject to the Early Payment Benefit election and shall be paid upon the Participant’s termination of employment as set forth in Section 5.1 or 5.2, as the case may be. A Participant may terminate an election for an Early Payment Benefit with respect to Compensation deferred in any future Plan Year by filing a new Deferral Election Form with the Committee prior to January 1 of such Plan Year. A Participant may not, however, change the form of benefit or time of commencement of Early Payment Benefit with respect to Compensation deferred pursuant to a Deferral Election Form after that Deferral Election is filed pursuant to Section 4.1(a).

A Participant may not at any time have more than two Early Payment Dates scheduled. However, after an Early Payment Date has occurred and all payments with respect to the corresponding Early Payment Date election have been completed, a Participant may elect a new Early Payment Date for future deferrals of Compensation.

4.2  DCP Deferral Accounts. The Committee shall establish and maintain a separate DCP Deferral Account for each Participant. The amount credited to a Participant’s Deferral Account under the 1988 DCP as of December 31, 1998 remained credited to his DCP Deferral Account under this Plan as of January 1, 1999. A DCP Deferral Amount shall be credited by the Company to the Participant’s DCP Deferral Account as of the date that the Participant’s Base Salary or Bonus would otherwise have been paid. Such DCP Deferral Account shall be debited by the amount of any payments made by the Company to the Participant or the Participant’s Beneficiary therefrom as of the date of payment. The Committee shall establish an Early Payment Date Subaccount within a Participant’s DCP Deferral Account for each Early Payment Date elected by that Participant. Any such Early Payment Date Subaccount shall be debited by the amount of any Early Payment Benefit paid by the Company to the Participant on or beginning on such Early Payment Date pursuant to Section 5.4 as of the date of payment.

4.3  SEDCP Deferral Accounts. The Committee shall maintain a separate SEDCP Deferral Account for each Participant who was a participant in the SEDCP on December 31, 1998. The balance of such Participant’s accounts under the SEDCP as of December 31, 1998 remained credited to each such Participant’s SEDCP Deferral Account under this Plan as of January 1, 1999. SEDCP Deferral Accounts shall be debited by the amount of any payments made by the Company to the Participant or the Participant’s Beneficiary therefrom as of the date of payment.

4.4  Interest. Each Deferral Account of a Participant shall be deemed to bear interest on the monthly balance of such Deferral Account at the Declared Rate for each Plan Year, compounded monthly. Except as provided in Section 5.2(a) with respect to SEDCP Deferral Accounts for Participants who die prior to becoming eligible for Retirement, interest will be credited to each Deferral Account on a monthly basis on the last day of each month as long as any amount remains credited to such Deferral Account. Effective January 1, 2003, amounts of deferred Compensation that are credited to a Deferral Account and amounts of Savings Plan Restoration Contributions that are credited to a Savings Plan Restoration Account prior to the end of a calendar month shall accrue interest from the date of crediting, computed on the basis of a 30-day month based on days elapsed from date of crediting to the end of the month. Notwithstanding the foregoing, effective January 1, 2009, each Deferral Account of a Participant shall be deemed to bear interest on the monthly balance of such Deferral Account at the annualized Declared Rate for the month. Such interest shall be credited to the Participant’s Deferral Account balance as of the last day of the month and shall be determined by multiplying the Deferral Account balance as of the end of the preceding month times the annualized Declared Rate for the current month.

4.5  Valuation of Deferral Accounts. The value of a Deferral Account as of any date shall equal the amounts previously credited to such Deferral Account less any payments debited to such Deferral Account plus the interest deemed to be earned on such Deferral Account in accordance with Section 4.4 through the end of the preceding month. When payments are made from a DCP Deferral Account for any reason other than an Early Payment Benefit elected after January 1, 1994, such payments shall be deemed to be made on a proportionate or pro-rata basis from DCP Deferral Amounts (including accumulated interest thereon) that were earned and deferred under the 1988 DCP prior to January 1, 1994 and DCP Deferral Amounts (including accumulated interest thereon) that were earned and defer red after that date.

4.6  Savings Plan Restoration Contribution. For each Plan Year, the Company shall credit to the Savings Plan Restoration Account of any Participant, an amount equal to the amount by which the contribution that would otherwise have been made by the Company on behalf of the Participant to the Savings Plan for such Plan Year is reduced by reason of the reduction in the Participant’s Base Salary for such Plan Year because of deferrals under this Plan. The Savings Plan Restoration Contribution shall be credited to the Savings Plan Restoration Account of each Participant for each Plan Year at the same time as the Company contribution for such Plan Year is made to the Savings Plan. A Participant’s interest in any credit to his Savings Plan Restoration Account and earnings thereon shall vest at the same rate and at the same time as would have been the case had such contribution been made to the Savings Plan. Notwithstanding anything contained herein to the contrary, if, upon a Participant’s termination of employment, the Participant has not or does not become 100% vested in his Savings Plan Restoration Account, the unvested portion of his Savings Plan Restoration Account shall be forfeited prior to the determination of the amount of any benefits under Sections 5.1, 5.6 or 5.7. Effective as of January 1, 2005, that portion of a Participant’s Savings Plan Restoration Account that was not vested as of December 31, 2004, shall be transferred to and credited to such Participant’s Savings Plan Restoration Account under the Occidental Petroleum Corporation 2005 Deferred Compensation Plan (the “2005 DCP”) and shall be governed by the terms of the 2005 DCP, including any Distribution Election Form filed under the 2005 DCP on or before December 31, 2005.

4.7  Statement of Deferral Accounts. The Committee shall submit to each Participant, within 120 days after the close of each Plan Year, a statement in such form as the Committee deems desirable, setting forth the Participant’s Deferral Account(s).

4.8  Cessation of Compensation Deferrals. Notwithstanding any other Plan provision to the contrary, no amount of Compensation earned for services performed in Plan Years beginning after December 31, 2004 shall be deferred under this Plan, and no Savings Plan Restoration Contributions shall be credited under this Plan with respect to Plan Years beginning after December 31, 2004. Accordingly, any election to defer Compensation under this Plan shall terminate as to future earnings as of December 31, 2004 and shall no longer have any force or effect as to future earnings. Bonuses that were earned in 2004 and subject to deferral elections under the terms of this Plan shall not be credited under this Plan, but shall be (1) credited under the Occidental Petroleum Corporation 2005 Deferred Compensation Plan in accordance with its terms and shall be subject to the terms and conditions of such plan, including, without limitation, its distribution provisions or (2) if elected by the Participant, paid in cash to the Participant in 2005. No new deferral elections shall be made under Article IV of this Plan with respect to Compensation earned after December 31, 2004. Interest shall continue to be credited to each Participant’s Deferral Accounts as provided in Section 4.4.

ARTICLE V

BENEFITS

5.1  Termination of Employment for a Reason Other Than Death.

(a)  Form and Time of Benefit. Except as otherwise provided in this Section 5.1, upon a Participant’s termination of employment for a reason other than death (including Retirement and Disability), the Company shall pay to the Participant in a single lump sum within the first 90 days of the calendar year following the Participant’s termination of employment an amount equal to the value of the Participant’s Deferral Accounts as of the end of the month preceding payment (after reduction for any forfeitures as set forth in Section 4.6). Any Retirement or Termination Benefits paid in annual installments pursuant to Section 5.1(b) or 5.1(c) shall be paid within the first 90 days of each calendar year, beginning with the year following the Participant’s Retirement or other termination of employment and shall be determined based on the value of the Participant’s Deferral Accounts as of the last day of the month preceding payment.

(b)  Retirement. A Participant may elect in his Distribution Election Form to have the Retirement Benefit, which may consist solely of the participant’s Savings Plan Restoration Account, paid to him in a lump sum, annual payments for any other number of years between two (2) and 20 years or, if available as an option on the Distribution Election Form provided to the Participant, in a combination of an initial lump sum payment followed by annual installments over the next one (1) to 20 years. The amount of each annual installment will be determined under either the Amortization Method or the Fractional Method. Unless the Participant otherwise elects, the amount of any such annual payments shall be calculated under the Amortization Method in the case of a Participant retiring before 2004 and under the Fractional Method in the case of a Participant retiring in 2004 and subsequent years. Any election of an alternative form of distribution or the alternate method of calculating installment amounts under this Section 5.1(b) must be made on a Distribution Election Form and must be received by the Committee no later than the December 31 preceding the date of the Participant’s Retirement and shall become effective on the date that is 12 months after the Distribution Election Form is received by the Committee.

A Participant may change his election as to the form of payment and/or method of calculating annual installment amounts, provided that his change election is made on a Distribution Election Form and such election is received by the Committee no later than the December 31 preceding the date of the Participant’s Retirement, unless otherwise permitted by the Committee. Such change in election shall become effective on the date that is 12 months after the Distribution Election Form is received by the Committee. Subject to the foregoing limitations, a Participant may make such election (or revoke a prior election and make a new election) at any time. Any election (or modification or revocation of a prior election) that is made later than the December 31 preceding the Participant’s Retirement will be considered void and shall have no force or effect, except as otherwise determined by the Committee.

(c)  Termination Prior to Retirement. If a Participant’s employment with the Company terminates for any reason other than Retirement, Disability or death, then Participant shall receive a Termination Benefit in a lump sum as provided in Section 5.1(a); provided, however, at the sole discretion of the Committee, no lump sum shall be payable and instead, the Company shall pay to the Participant an annual amount for a period not to exceed three (3) years, determined using the Fractional Method.

(d)  Disability. If a Participant’s employment with the Company terminates prior to Retirement due to a Disability, then the Participant shall receive a Disability Benefit in a lump sum within the first 90 days of the calendar year following the calendar year in which the Participant attains age 55 in an amount equal to the value of the Participant’s Deferral Accounts as of the end of the month preceding payment.

(e)  Effect of Pre-Retirement Termination of Employment on Spousal Survivor Benefits. Spousal survivor benefits (if any) under Section 5.3 of the Plan shall not be payable to the spouse of a Participant who terminates employment prior to Retirement and receives a Termination Benefit or a Disability Benefit under this Section 5.1.

5.2  Beneficiary Benefits.

(a)  If a Participant dies while employed by the Company prior to becoming eligible for Retirement, the Company shall pay to the Participant’s Beneficiary in a single lump sum an amount equal to the value of the Participant’s DCP Deferral Account and Savings Plan Restoration Account, if any. If such Participant also has an SEDCP Deferral Account, the Company will also pay to the Participant’s Beneficiary annual payments over the greater of (i) 10 years or (ii) until the Participant would have attained age 65 equal to 25% of the amount deferred under the SEDCP (excluding any interest on such deferrals), which payments shall be in full satisfaction of the benefits payable with respect to the Participant’s SEDCP Deferral Account. Notwithstanding the foregoing, the Participant’s Beneficiary shall instead be paid the amount credited to th e Participant’s SEDCP Deferral Account as of the end of the month in which his death occurred plus interest at a rate of 8% per annum, compounded annually, from the end of such month and credited annually on each anniversary of the end of such month payable in equal installments (using the Amortization method) over the period described in the succeeding sentence, if the Committee determines that the present value of such benefit is greater than the present value of the benefit described in the preceding sentence. In comparing the present value of these two alternative benefits, the Committee shall use in each case a discount factor of 8%.

(b)  If a Participant dies while employed by the Company after becoming eligible for Retirement, the Company will pay to the Participant’s Beneficiary in a single lump sum a Beneficiary Benefit that is an amount equal to the value of the Participant’s Deferral Accounts.

(c)  If a Participant dies after the commencement of payment of his Retirement Benefit, then the remaining installments of the Retirement Benefit shall be payable to his

Beneficiary in the same amounts and at the same times as such installment would have been paid to the Participant if he were living.

(d)  Notwithstanding the foregoing provisions of this Section 5.2, a Participant may elect at any time that if he dies prior to the commencement of his Retirement Benefits, then the payment to his Beneficiary shall be made in any form and calculated in any other manner described in Section 5.1(b). Such an election shall be on a Distribution Election Form.

(e)  The payment or payments to a Beneficiary of a deceased Participant under this Section 5.2 shall be made or commence during the first 90 days of the calendar year following the year in which the Participant’s death occurred, and the amount of such payment shall be equal to, or determined based on, the value of the Participant’s Deferral Accounts as of the end of the month preceding payment.

(f)   In the event that the Beneficiary of a deceased Participant dies prior to the completion of payments under this Plan to that Beneficiary, all remaining payments to that Beneficiary shall be paid in a lump sum to that Beneficiary’s estate.

5.3  Spousal Survivor Benefits with Respect to SEDCP Deferral Accounts. If a Participant who has an SEDCP Deferral Account dies after becoming eligible for Retirement or after commencement of payment of his Retirement Benefit and a spouse to whom he had been married to for at least one (1) year prior to his death survives beyond completion of payment of the Participant’s SEDCP Deferral Account balance, the Company shall pay such spouse a lump sum payment in an amount equal to 10% of the Participant’s SEDCP Deferral Account balance valued as of the earlier of the date of the Participant’s Retirement or death. Such lump sum spousal survivor benefit shall be paid as soon as administratively practicable following the later of the completion of payment of the Participant’s SEDCP Deferral Account balance or the Participant’s death. No benefit shall be payable under this Section 5.3 if the Participant’s spouse does not survive beyond completion of payment of the Participant’s SEDCP Deferral Account balance. Notwithstanding the foregoing, no spousal survivor benefit shall be payable to the spouse of any Participant who received benefits pursuant to Section 5.1(c) (Termination Benefit), Section 5.1(d) (Disability Benefit) or Section 5.6 (Immediate Payment on Termination Event).

5.4  Early Payment. Payment of the amounts credited to any Early Payment Date Subaccount of a Participant shall be paid or commence to be paid within the first 90 days of the year elected as the Early Payment Date in accordance with the Participant’s election under Section 4.1(b), with any subsequent annual payments paid in the first 90 days of each applicable year. The amount of each annual installment will be determined under either the Amortization Method or the Fractional Method. The amount of any such annual payments shall be calculated under the Amortization Method for Early Payment Dates elected prior to 2003 and unless the Participant otherwise irrevocably elects at the time of making the Early Payment Benefit Election, under the Fractional Method for Early Payment Dates elected in 2003 and later.

Notwithstanding the foregoing, if the Participant terminates employment with the Company for any reason prior to commencement or completion of all Early Payment Benefits, all such elections made by the Participant to receive Early Payment Benefits shall terminate and any amounts remaining credited to the Participant’s Early Payment Date Subaccount(s) shall be paid, together with the other amounts credited to the Participant’s Deferral Account, as set forth in Section 5.1 or 5.2, as the case may be.

5.5  Emergency Benefit. In the event that the Committee, upon written petition of the Participant, determines in its sole discretion that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant, as soon as practicable following such determination, an amount up to the balance of the Participant’s Deferral Accounts that is necessary to meet the emergency (“Emergency Benefit”). Such payment shall come first from the amounts not credited to any Early Payment Date Subaccount and, if the Participant has elected two (2) Early Payment Dates, next from the Early Payment Date Subaccount for the later Early Payment Date. No amount may be paid to the Participant under this Section 5.5 from any unvested portion of the Participant’s Savings Plan Restoration Account. For purposes of this Plan, an unforeseeable financial emergency is a severe financial hardship to the Participant arising from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant’s property due to a casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Cash needs arising from foreseeable events such as the purchase of a home or education expenses for children shall normally not be considered to be the result of an unforeseeable financial emergency.

Whenever a Participant receives a distribution under this Section 5.5, the Participant will be deemed to have revoked all current deferral elections under the Plan effective as of the date of the distribution. The Participant will not be permitted to participate in the next enrollment period under the Plan and will be precluded from electing to make new deferrals under the Plan for a minimum period of one (1) year (or such lesser period as the Committee may permit) following receipt of the distribution.

5.6  Immediate Payment on Termination Event. Upon petition of a Participant within 60 days after any Termination Event or such other period as the Committee may permit, the Committee, in its sole discretion, may direct the Company to pay the balance of the Participant’s Deferral Accounts, reduced by any unvested portion of the Participant’s Savings Plan Restoration Account, to him immediately in a lump sum as a Termination Benefit pursuant to Section 5.1, irrespective of whether the Participant terminates or continues employment with the Company. Spousal survivor benefits (if any) under Section 5.3 of the Plan shall not be payable to the spouse of a Participant who receives benefits under this Section 5.6.

5.7  Small Benefit. Notwithstanding anything contained herein to the contrary, in the event that the value of a Participant’s Deferral Accounts as of the end of the Plan Year in which the Participant’s Retirement or other termination of employment occurs is less than $20,000 (after reduction for any forfeiture pursuant to Section 4.6), such amount (with interest to the end of the month preceding the payment date) shall be paid in a cash lump sum without regard to any contrary elections, unless the Committee determines otherwise.

5.8  Lump Sum Payment With Penalty. Notwithstanding any other provisions of the Plan, in lieu of payments in accordance with the form previously elected by the Participant, a Participant (or his Beneficiary, in the event of the Participant’s death) may elect at any time to receive an immediate lump sum payment of all or part of the vested balance of the Participant’s

Deferral Accounts, reduced by a penalty, which shall be forfeited to the Company, equal to 10% of the amount withdrawn from the Participant’s Deferral Accounts. Such payment shall come first from the amounts not credited to any Early Payment Date Subaccount and, if the Participant has elected two (2) Early Payment Dates, next from the Early Payment Date Subaccount for the later Early Payment Date. No amount may be paid to a Participant under this Section 5.8 from any unvested portion of the Participant’s Savings Plan Restoration Account.

Whenever a Participant receives a lump sum payment under this Section 5.8, the Participant will be deemed to have revoked all current deferral elections under the Plan effective as of the date of the lump sum payment. The Participant will not be permitted to participate in the next enrollment period under the Plan and will be precluded from electing to make new deferrals under the Plan for a minimum period of one (1) year (or such lesser period as the Committee may permit) following receipt of the lump sum payment.

5.9  Tax Withholding and Reporting.

(a)  To the extent required by the law in effect at the time payments are made, the Company shall withhold from payments made hereunder the taxes required to be withheld by Federal, state and local law.

(b)  The Company shall have the right at its option to (i) require a Participant to pay or provide for payment of the amount of any taxes that the Company may be required to withhold with respect to interest or other amounts that the Company credits to a Participant’s Deferral Accounts or (ii) deduct from any amount of salary, bonus or other payment otherwise payable in cash to the Participant the amount of any taxes that the Company may be required to withhold with respect to interest or other amounts that the Company credits to a Participant’s Deferral Accounts.

(c)  The tax withholding and reporting rules described in this subsection shall apply to payments made under the Plan pursuant to a Qualified Divorce Order, shall be subject to any applicable superceding guidance promulgated by the Internal Revenue Service, and shall apply in addition to (not in substitution of) the preceding two subsections. Amounts paid to an Alternate Payee shall be subject to federal income tax withholding and, together with amounts so withheld, shall be reportable to the Alternate Payee. In addition, amounts paid to an Alternate Payee shall be subject to taxation under the Federal Insurance Contributions Act (“FICA”) and the Federal Unemployment Tax Act (“FUTA”) to the same extent as if such amounts had been paid to the Participant. To the extent that amounts paid to an Alternate Payee are subject to taxation under FICA and/or FUTA, such payments shall be treated as the wages of the Participant, and shall be so reportable, but any amounts required under FICA to be withheld from such payments shall be withheld from the payments to the Alternate Payee.

5.10  Termination of Employment. For the purpose of this Article V, a Participant will be deemed to have terminated employment if the Participant ceases to be an employee of any of the following:

(a)  the Company;

(b)  an Affiliate; or

(c)  any other entity, whether or not incorporated, in which the Company has an ownership interest, and the Committee has designated that the Participant’s commencement of employment with such entity upon Participant’s ceasing to be an employee of an entity described in (a) or (b) above will not be deemed to be a termination of employment for purposes of this Plan, provided that such designation shall be made in writing by the Committee and shall be communicated to the Participant prior to his commencement of employment with the entity so designated.

For the purposes of the preceding provisions, a Participant who ceases to be an employee of an entity described in (a), (b) or (c) above shall not be deemed to have terminated employment if such cessation of employment is followed immediately by his commencement of employment with another entity described in (a), (b) or (c) above.

5.11  Re-Employment. If a Participant’s employment with the Company is terminated and such Participant is re-employed by the Company prior to the payment of his benefits in a cash lump sum payment or while he is receiving benefits in the form of annual installment payments, the payment of the lump sum amount or the future installments, as the case may be, shall be suspended until he again terminates employment with the Company. Such Participant may elect to again participate in this Plan and to defer additional Base Salary and/or Bonus as provided in Section 4.1. Such rehired Participant may file a Distribution Election Form as provided in Section 5.1(b) and/or Section 5.2(d) to be applicable to all amounts deferred under this Plan (both before and after his original termination of emp loyment); provided, however, that such Distribution Election Form shall not be effective as to the form of payment of Retirement Benefits until 12 months after it is received by the Committee. Upon the Participant’s subsequent termination of employment with the Company, the total amounts then credited to his Deferral Accounts shall be distributed in accordance with Article V of this Plan and the most recently filed Distribution Election Form (if any) that has become effective. If the Participant’s original termination of employment was on account of Retirement and he had elected a form of installment payout, then the amounts credited to his Deferral Accounts at the time of his subsequent Retirement shall be distributed over the number of years that were remaining in the payout period at the time of his re-employment unless he filed a new Distribution Election Form at least 12 months prior to his subsequent Retirement.

5.12      Qualified Divorce Orders. Subject to the policies and procedures established by the Committee under Section 9.3(b) hereof and the provisions of this Plan, benefits may be paid from the balance of a Participant’s Deferral Account(s) in accordance with a Qualified Divorce Order without regard to whether the Participant has terminated employment in accordance with Section 5.10 hereof. In addition, and notwithstanding any provision in the Plan to the contrary, the Committee shall follow any distribution requirement contained in a Qualified Divorce Order that provides for an earlier lump sum distribution than would otherwise be permitted under this Plan.

ARTICLE VI

BENEFICIARY DESIGNATION

Each Participant shall have the right, at any time, to designate any person or persons as the Beneficiary to whom payments under this Plan shall be made in the event of the

Participant’s death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a paper form prescribed by the Committee. The filing of a new Beneficiary designation form will cancel any inconsistent Beneficiary designation previously filed.

If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, any benefits remaining unpaid shall be paid in accordance with the Participant’s Beneficiary designation under the Company’s Retirement Plan, and if there is no such valid Beneficiary designation, to the Participant’s then surviving spouse, or if none, to the Participant’s estate, unless directed otherwise by the court that has jurisdiction over the assets belonging to the Participant’s probate estate.

ARTICLE VII

CLAIMS PROCEDURE

7.1  Application for Benefits. All applications for benefits under the Plan shall be submitted to: Occidental Petroleum Corporation, Attention: Deferred Compensation Plan Committee, 10889 Wilshire Blvd., Los Angeles, CA 90024. Applications for benefits must be in writing on the forms prescribed by the Committee and must be signed by the Participant, or in the case of a Beneficiary Benefit, by the Beneficiary or legal representative of the deceased Participant.

7.2  Claims Procedure for Benefits other than Disability Benefits.

(a)  Within a reasonable period of time, but not later than 90 days after receipt of a claim for benefits (other than Disability benefits), the Committee or its delegate shall notify the claimant of any adverse benefit determination on the claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension period exceed 90 days from the end of the initial 90-day period. If an extension is necessary, the Committee or its delegate shall provide the claimant with a written notice to this effect prior to the expiration of the initial 90-day period. The notice shall describe the special circumstances requiring the extension and the date by which the Committee or its delegate expects to render a determination on the claim.

(b)  In the case of an adverse benefit determination, the Committee or its delegate shall provide to the claimant written or electronic notification setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the adverse benefit determination, (ii) reference to the specific Plan provisions on which the adverse benefit determination is based, (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary, and (iv) a description of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review and in accordance with Section 7.4.

(c)  Within 60 days after receipt by the claimant of notification of the adverse benefit determination, the claimant or his duly authorized representative, upon written application to the Committee, may request that the Committee fully and fairly review the adverse benefit determination. On review of an adverse benefit determination, upon request and free of charge, the claimant shall have reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The Committee’s (or delegate’s) review shall take into account all comments, documents, records, and other information submitted regardless of whether the information was previously considere d in the initial adverse benefit determination.

(d)  Within a reasonable period of time, but not later than 60 days after receipt of such request for review, the Committee or its delegate shall notify the claimant of any final benefit determination on the claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension period exceed 60 days from the end of the initial 60-day period. If an extension is necessary, the Committee or its delegate shall provide the claimant with a written notice to this effect prior to the expiration of the initial 60-day period. The notice shall describe the special circumstances requiring the extension and the date by which the Committee or its delegate expects to render a final determination on the request for review. In the case of an adverse final benefit determination, the Committee or its delegate shall provide to the claimant written or electronic notification setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the adverse final benefit determination, (ii) reference to the specific Plan provisions on which the adverse final benefit determination is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, and (iv) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review and in accordance with Section 7.4.

7.3  Claims Procedure for Disability Benefits.

(a)  Within a reasonable period of time, but not later than 45 days after receipt of a claim for Disability benefits, the Committee or its delegate shall notify the claimant of any adverse benefit determination on the claim, unless circumstances beyond the Plan’s control require an extension of time for processing the claim. In no event may the extension period exceed 30 days from the end of the initial 45-day period. If an extension is necessary, the Committee or its delegate shall provide the claimant with a written notice to this effect prior to the expiration of the initial 45-day period. The notice shall describe the circumstances requiring the extension and the date by which the Committee or its delegate expects to render a determination on the claim. If, prior to the end of the first 30-day extension period, the Committee or its delegate determines that, due to circumstances beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for an additional 30 days, so long as the Committee or its delegate notifies the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Committee or its delegate expects to render a decision. This notice of extension shall specifically describe the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and that the claimant has at least 45 days within which to provide the specified information.

(b)  In the case of an adverse benefit determination, the Committee or its delegate shall provide to the claimant written or electronic notification setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the adverse benefit determination, (ii) reference to the specific Plan provisions on which the adverse benefit determination is based, (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary, (iv) a description of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review and in accordance with Section 7.4, (v) if an internal rule, guideline, protocol or similar criterion (“internal standard”) was relied upon in making the determination, a copy of the internal standard or a statement that the internal standard was relied upon and that a copy of the internal standard shall be provided to the claimant free of charge upon request, and (vi) if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination or a statement that such explanation shall be provided free of charge upon request.

(c)  Within 180 days after receipt by the claimant of notification of the adverse benefit determination, the claimant or his duly authorized representative, upon written application to the Committee, may request that the Committee fully and fairly review the adverse benefit determination. On review of an adverse benefit determination, upon request and free of charge, the claimant shall have reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The Committee’s (or delegate’s) review (i) shall take into account all comments, documents, records, and other information submitted regardless of whether the information was previously considered in the initial adverse benefit determination, (ii) shall not afford deference to the initial adverse benefit determination, (iii) shall be conducted by an appropriate named fiduciary of the Plan who is neither an individual who made the initial adverse benefit determination nor a subordinate of such individual, (iv) shall identify medical and vocational experts whose advice was obtained on behalf of the Plan in connection with the initial adverse benefit determination, and (v) if the adverse benefit determination was based in whole or in part on a medical judgment, shall consult an appropriate health care professional who has appropriate training and experience in the relevant field of medicine and who or whose subordinate was not consulted in the initial adverse benefit determination.

(d)  Within a reasonable period of time, but not later than 45 days after receipt of such request for review, the Committee or its delegate shall notify the claimant of any final benefit determination on the claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension period exceed 45 days from the end of the initial 45-day period. If an extension is necessary, the Committee or its delegate shall provide the claimant with a written notice to this effect prior to the expiration of the initial 45-day period. The notice shall describe the special circumstances requiring the extension and the date by which the Committee or its delegate expects to render a final determination on the request for review.

In the case of an adverse final benefit determination, the Committee or its delegate shall provide to the claimant written or electronic notification setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the adverse final benefit determination, (ii) reference to the specific Plan provisions on which the adverse final benefit determination is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, (iv) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review and in accordance with Section 7.4, (v) if an internal standard was relied up on in making the determination, a copy of the internal standard or a statement that the internal standard was relied upon and that a copy of the internal standard shall be provided to the claimant free of charge upon request, and (vi) if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination or a statement that such explanation shall be provided free of charge upon request.

7.4  Limitation on Actions. No legal action may be commenced prior to the completion of the benefit claims procedure described herein. In addition, no legal action may be commenced after the later of (a) 180 days after receiving the written response of the Committee to an appeal, or (b) 365 days after an applicant’s original application for benefits.

ARTICLE VIII

AMENDMENT AND TERMINATION OF PLAN

8.1  Amendment. The Board may amend the Plan in whole or in part at any time for any reason, including but not limited to, tax, accounting or other changes, which may result in termination of the Plan for future deferrals. The Committee, in its discretion, may amend the Plan if the Committee determines that such amendment does not significantly increase or decrease Plan benefits or costs. Notwithstanding the foregoing, no amendment shall: (a) reduce the amounts that have been credited to the Deferral Account(s) of any Participant prior to the date such amendment is adopted; (b) eliminate the spousal survivor benefit under Section 5.3; or (c) change the definition of the Declared Rate set forth in Article II for the Plan Years beginning on January 1 of 2006, 2007, or 2008 to a rate or to a formula that, as of the last day of the month preceding the date such amendment is adopted, produces a rate that is less than the lesser of: (i) Moodys Plus Three (as defined in Article II and calculated as of the last day of the month preceding the date such amendment is adopted), or (ii) the highest yield on any unsecured debt or preferred stock of the Company that was outstanding on the last day of the month immediately preceding the date such amendment is adopted. Any amendment that would either (i) reduce the Declared Rate for the Plan Years beginning on January 1 of 2006, 2007, or 2008 to a rate or to a formula that, as of the last day of the month preceding the date such amendment is adopted, produces a rate that is less than Moodys Plus Three (as defined in Article II and calculated as of the last day of the month preceding the date such amendment is adopted), or (ii) change the terms of the amendment provisions of this Section 8.1 or the terms of the termination provisions of Section 8.2, shall not be effective prior to the date that is two years after the date such amendment is adopted, unless the amendment is required by a change in the tax or other applicable laws or accounting rules. Notwithstanding the foregoing, following a Termination Event, no amendment shall: (a) reduce the amounts that have been credited to the Deferral

Account(s) of any Participant prior to the date such amendment is adopted; (b) eliminate the spousal survivor benefit under Section 5.3; (c) change the definition of the Declared Rate set forth in Article II for the Plan Years beginning on January 1 of 2006, 2007, or 2008 to a rate or to a formula that, as of the last day of the month preceding the date of the Termination Event, produces a rate that is less than Moodys Plus Three (as defined in Article II and calculated as of the last day of the month preceding the date of the Termination Event); or (d) change the terms of the amendment provisions of this Section 8.1 or the terms of the termination provisions of Section 8.2.

8.2  Termination.

(a)  Company’s Right to Terminate. The Board may terminate the Plan at any time, if in the Board’s judgment, the continuance of the Plan would not be in the Company’s best interest due to tax, accounting or other effects thereof, or potential payouts thereunder, provided that any termination of the Plan shall not be effective prior to the date that is two years after the date the Board adopts a resolution to terminate the Plan, unless the termination of the Plan is required by a change in the tax or other applicable laws or accounting rules. Notwithstanding the foregoing, following a Termination Event, the Plan may not be terminated prior to the date that is three years after the date the Termination Event occurs. In the event the Board adopts a resolution terminating the Plan, the Board or the Committee shall determine the date as of which all deferral elections shall cease to apply so that no further Base Salary or Bonus shall be deferred under the Plan.

(b)  Payments Upon Termination. Upon any termination of the Plan under this Section 8.2, the Board or Committee shall determine the date or dates of Plan distributions to the Participants, which date or dates shall not be later than the date or dates on which the Participants or their Beneficiaries would otherwise receive benefits hereunder.

ARTICLE IX

MISCELLANEOUS

9.1  Unsecured General Creditor. The rights of a Participant, Beneficiary, or their heirs, successors, and assigns, as relates to any Company promises hereunder, shall not be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of such promises.

9.2  Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, with such trustees as the Board or Committee may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.

9.3  Nonassignability.

(a)  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, or interest therein which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

(b)  Notwithstanding subsection (a), the right to benefits payable with respect to a Participant pursuant to a Qualified Divorce Order may be created, assigned, or recognized. The Committee shall establish appropriate policies and procedures to determine whether a Divorce Order presented to the Committee constitutes a Qualified Divorce Order under this Plan, and to administer distributions pursuant to the terms of Qualified Divorce Orders. In the event that a Qualified Divorce Order exists with respect to benefits payable under the Plan, such benefits otherwise payable to the Participant specified in the Qualified Divorce Order shall be payable to the Alternate Payee specified in such Qualified Divorce Order.

9.4  Release from Liability to Participant. A Participant’s right to receive benefits under the Plan shall be reduced to the extent that any portion of a Participant’s Deferral Account(s) has been paid or set side for payment to an Alternate Payee pursuant to a Qualified Divorce Order or to the extent that the Company or the Plan is otherwise subject to a binding judgment, decree, or order for the attachment, garnishment or execution of any portion of the Participant’s Deferral Account(s) or of any distributions therefrom. The Participant shall be deemed to have released the Company and the Plan from any claim with respect to such amounts in any case in which (a) the Company, the Plan, or any Plan representative has been served with legal process or otherwise joined in a proceeding relating to such amounts, and (b) the Participant fails to obtain an order of the court in the proceeding relieving the Company and the Plan from the obligation to comply with the judgment, decree or order.

9.5  Employment Not Guaranteed. Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to be retained in employment with the Company. Accordingly, subject to the terms of any written employment agreement to the contrary, the Company shall have the right to terminate or change the terms of employment of a Participant at any time and for any reason whatsoever, with or without cause.

9.6  Gender, Singular & Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine or feminine as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

9.7  Captions. The captions of the articles, sections, and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.8  Validity. In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

9.9  Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company. Such notice shall be deemed given as to the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

9.10      Applicable Law. The Plan shall be governed by and construed in accordance with the laws of the State of California to the extent such laws are not preempted by the Employee Retirement Income Security Act of 1974, as amended.

IN WITNESS WHEREOF, Occidental Petroleum Corporation has executed this document this 12th day of October, 2006.

OCCIDENTAL PETROLEUM CORPORATION
By /s/ RICHARD W. HALLOCK

Richard W. Hallock

Executive Vice-President, Human Resources